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                                                                  EXHIBIT (b)(2)

                          J.P MORGAN MUTUAL FUND SERIES

                                  AMENDMENT TO
                                     BY-LAWS
                                       OF
                         J.P. MORGAN MUTUAL FUND SERIES
                             DATED JANUARY 27, 2003
                                   ("BY-LAWS")

     Pursuant to Article XI of the By-Laws, the Trustees of J.P. Morgan Mutual Fund Series, by unanimous vote at a meeting held on July 14, 2004, amended the By-Laws as follows (revised language is marked):

1.   Article III, Section 3.1 is amended to read:

          "Section 3.1. Meetings; Quorum; Required Vote; Adjournment. A meeting of Shareholders may be called at any time by a majority of the Trustees and shall be called by any Trustee upon written request, which shall specify the purpose or purposes for which such meeting is to be called, of Shareholders holding in the aggregate ten percent (10%) or more of the voting securities entitled to vote on the matters specified in such written request. Any such meeting shall be held within or without the Commonwealth of Massachusetts on such day and at such time as the Trustees shall designate. The presence at any meeting of Shareholders, in person or by proxy, of Shareholders entitled to cast majority of the votes thereat shall be a quorum, for the transaction of business.

          "Except when a larger vote is required by any provision of the Declaration of Trust or these By-Laws or by applicable law, when a quorum is present at any meeting, a majority of the Shares voted shall decide any questions, including the election of Trustees, provided that where any provision of law or of the Declaration of Trust requires that the holders of any series shall vote as a series (or that holders of a class shall vote as a class), then a majority of the Shares of that series (or class) voted on the matter, including the election of Trustees, shall decide that matter insofar as that series (or class) is concerned.

          "The holders entitled to cast a majority of voting securities at the meeting and present thereat, in person or by proxy, whether or not constituting a quorum, or, if no Shareholder entitled to vote is present thereat, in person or by proxy, any Trustee or officer present thereat entitled to preside at such meeting, may adjourn the meeting sine die or from time to time. Notwithstanding the above, broker non-votes will be excluded from the denominator of the calculation of the number of votes required to approve any proposal to adjourn a meeting. Notice of adjournment of a Shareholders' meeting to another time or place need not

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     be given, if such time and place are announced at the meeting at which adjournment is taken and the adjourned meeting is held within a reasonable time after the date set for the original meeting. At any adjourned meeting, the Trust may transact any business which might have been transacted at the original meeting. Any business that might have been transacted at the meeting originally called may be transacted at any such adjourned meeting at which a quorum is present.

          "Whenever a matter is required to be voted by Shareholders of the Trust in the aggregate under Section 6.8 and Section 6.9(g) of the Declaration, the Trust may either hold a meeting of Shareholders of all series, as defined in Section 6.9 of the Declaration, to vote on such matter, or hold separate meetings of Shareholders of each of the individual series or classes to vote on such matter, provided that (a) such separate meetings shall be held within one year of each other, (b) a quorum with respect to the individual series or class shall be present at each such separate meeting and (c) a quorum consisting of the holders of a majority of all Shares of the Trust entitled to vote in person or by proxy shall be present in the aggregate at such separate meetings, and the votes of Shareholders at all such separate meetings shall be aggregated in order to determine if sufficient votes have been cast for such matter to be voted."

2.   Article III, Section 3.8 is added to read:

          "Section 3.8. Conduct of Meetings of Shareholders. The meetings of Shareholders shall be presided over by the President, or if he or she is not present, by the Chairman, or if he or she is not present, by any Vice President, unless there is an Executive Vice President, or if none of them is present, then any officer of the Trust appointed by the President to act on his or her behalf shall preside over such meetings. The Secretary, if present, shall act as a Secretary of such meetings, or if he or she is not present or is otherwise presiding over the meeting in another capacity, an Assistant Secretary, if any, shall so act. If neither the Secretary nor the Assistant Secretary is present or, if present, the Secretary is otherwise presiding over the meeting in another capacity, then any such person appointed by the Secretary to act on his or her behalf shall act as Secretary of such meetings."

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